 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Ventrus Biosciences, Inc. on Form S-3 (No. 333-179259) to be filed on or about February 9, 2012 of our report dated April 12, 2011 on our audits of the financial statements of Ventrus Biosciences, Inc. as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, and for the period from October 7, 2005 (Inception) to December 31, 2010 which report is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 13, 2011. We also consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, New York

February 9, 2012